As filed with the Securities and Exchange Commission on December 30, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUEST RESOURCE HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	51-0665952
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6175 Main Street, Suite 420

Frisco, Texas 75034

(Address of Principal Executive Offices) (Zip Code)

Quest Resource Holding Corporation 2012 Incentive Compensation Plan

(Full title of the plan)

Brian S. Dick

President and Chief Executive Officer

Quest Resource Holding Corporation

6175 Main Street, Suite 420

Frisco, Texas 75034

(972) 464-0004

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Robert S. Kant, Esq. Katherine A. Swenson, Esq. Greenberg Traurig, LLP 2375 East Camelback Road, Suite 700 Phoenix, Arizona 85016 (602) 445-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	2,327,500 shares(2)	$2.10(3)	$4,887,750.00	$629.54
Common Stock, par value $0.001 per share	5,172,500 shares(4)	$1.88(5)	$9,698,437.50	$1,249.16
Total				$1,878.70

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Quest Resource Holding Corporation’s (the “Registrant”) common stock that may become issuable under the Quest Resource Holding Corporation 2012 Incentive Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of outstanding shares of common stock of the Registrant.
(2)	Represents shares of common stock reserved for issuance pursuant to awards currently outstanding under the Plan.
(3)	The proposed maximum offering price per share was computed in accordance with Rule 457(h) promulgated under the Securities Act and represents the weighted-average price per share of outstanding awards under the Plan.
(4)	Represents shares of common stock reserved for issuance for future awards under the Plan.
(5)	The proposed maximum offering price per share was computed in accordance with Rule 457(c) and 457(h) promulgated under the Securities Act, based upon the average of the high and low sales prices of the Registrant’s common stock on December 23, 2013 as reported on the OTC Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be delivered to participants of the Quest Resource Holding Corporation 2012 Incentive Compensation Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not required to be, and are not, filed with the Commission either as part of this registration statement on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Quest Resource Holding Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	Transition Report on Form 10-K for the transition period from July 1, 2012 to December 31, 2012, filed on April 15, 2013, as amended by Form 10-K/A, filed on April 30, 2013;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 15, 2013;

(c)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 14, 2013;

(d)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed on November 14, 2013; and

(c)	Current Reports on Form 8-K and Form 8-K/A, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, filed on January 2, 2013, January 22, 2013, April 4, 2013, April 30, 2013, July 22, 2013, August 22, 2013, October 1, 2013, October 24, 2013, October 29, 2013, and November 7, 2013.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

General

The Registrant is authorized to issue 200,000,000 shares of common stock, par value $0.001 per share (“Common Stock”). Common Stock is not registered under Section 12 of the Exchange Act. All outstanding shares of Common Stock are fully paid and non-assessable. Common Stock is currently quoted on the OTC Bulletin Board under the symbol “QRHC.”

The following description of the material terms of Common Stock may not be complete and is subject to, and qualified in its entirety by reference to, the Nevada Private Corporations Code of the Nevada Revised Statutes (the “Nevada Law”) and the actual terms and provisions contained in the Registrant’s Second Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and the Registrant’s Second Amended and Restated Bylaws (the “Bylaws”), each as amended from time to time.

Dividend Rights

Subject to limitations under the Nevada Law and preferences that may apply to any then-outstanding shares of preferred stock, holders of Common Stock are entitled to share in all dividends or other distributions when, as, and if declared by the Registrant’s board of directors (the “Board”). The right of the Board to declare dividends or make any distributions to the Registrant’s stockholders, however, is subject to any indebtedness outstanding from time to time and the availability of sufficient funds under the Nevada Law to pay dividends.

Voting Rights

Each outstanding share of Common Stock is entitled to one vote per share of record on all matters submitted to a vote of stockholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At a meeting of stockholders at which a quorum is present, for all matters other than a vote on certain corporate changes and the election of directors, an affirmative vote of the majority of the votes cast decides all questions.

Directors will be elected by a plurality of the votes of the holder of the shares of Common Stock present in person or by proxy at the meeting. Holders of shares of Common Stock do not have cumulative voting rights. A vote of holders of a majority of the Registrant’s outstanding shares of Common Stock is required to effectuate certain fundamental corporate changes such as certain mergers and reorganizations or an amendment to the Articles of Incorporation.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of the Registrant, subject to the rights of then-outstanding shares of preferred stock, the holders of shares of Common Stock are entitled to share ratably, in proportion to the number of shares held by them, in all assets remaining after payment of liabilities.

Anti-Takeover Provisions

The Articles of Incorporation provide for a Board comprised of three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because holders of shares of Common Stock do not have cumulative voting rights, holders of a majority of the shares of Common Stock outstanding will be able to elect all of the Registrant’s directors.

The Bylaws also provide that vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, unless there are no directors left in office. The Bylaws provide for an advance notice procedure for stockholder approvals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. The combination of the classification of the Board, the lack of cumulative voting, the ability of the Board to fill vacancies, and the advance notice provisions will make it more difficult for the existing stockholders to replace the Board, as well as for another party to obtain control of the Registrant by replacing the Board. Since the Board has the power to retain and discharge the Registrant’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Registrant.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Registrant. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Registrant. These provisions are designed to reduce the Registrant’s vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Registrant’s shares and, as a consequence, they also may inhibit fluctuations in the market price of the Registrant’s stock that could result from actual or rumored takeover attempts.

Miscellaneous

Holders of Common Stock have no preemptive rights, no conversion rights, and there are no redemption provisions applicable to Common Stock. The Registrant is authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). The Board is authorized to issue from time to time, without stockholder authorization, in one or more designated series or classes, any or all of the authorized but unissued shares of Preferred Stock with such dividend, redemption, conversion, and exchange provisions as may be provided in the particular series. Any series of Preferred Stock may possess voting, dividend, liquidation, and redemption rights superior to that of Common Stock. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of the holders of any Preferred Stock that may be issued by the Registrant in the future. As of the date of this Registration Statement, no class or series of Preferred Stock has been designated and no shares of Preferred Stock have been issued.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Nevada corporation and is generally governed by the Nevada Private Corporations Code of the Nevada Revised Statutes.

The Bylaws and Section 78.7502 of the Nevada Revised Statutes permit the Registrant to indemnify its present or former director, officer, employee, or agent, or of another entity for which such person is or was serving in such capacity at the request of the Registrant, who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of service in such capacity if such person (i) with respect to Section 78.7502 of the Nevada Revised Statutes, is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the Registrant, however, no indemnification may be made for any claim, issue, or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Registrant, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Bylaws and Subsection 3 of Section 78.7502 of the Nevada Revised Statutes further provide that, to the extent the indemnified or indemnifiable party has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue, or matter therein, the Registrant must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

The Bylaws and Section 78.751 of the Nevada Revised Statutes provide that unless discretionary indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders; by a majority vote of a quorum of the Board who were not parties to the action, suit, or proceeding; or in specified circumstances by independent legal counsel in a written opinion. In addition, the Articles of Incorporation, the Bylaws, or an agreement made by the Registrant may provide for the payment of the expenses of a director or officer of defending an action as incurred and in advance of the final disposition upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

The Bylaws and Section 78.752 of the Nevada Revised Statutes provide that the Registrant may purchase and maintain insurance on behalf of the indemnified or indemnifiable party for any liability asserted against him or her and incurred by him or her in the capacity outlined above, whether or not the Registrant would have the power to indemnify such party under the Bylaws or any provisions of the Nevada Revised Statutes.

In addition, the Registrant has entered into indemnity agreements that require the Registrant to indemnify its directors and officers against expenses and certain other liabilities arising out of their conduct on behalf of the Registrant to the maximum extent and under all circumstances permitted by law. The Registrant is also required to advance the indemnified party’s expenses as incurred and in advance of the final disposition of a civil or criminal proceeding, unless a majority of the Board reasonably determines in good faith that the indemnified party acted in bad faith. The Registrant intends to enter into a similar agreement with its future directors and officers.

The foregoing is only a general summary of certain aspects of the Nevada Law, the Bylaws, and the indemnity agreements dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Nevada Revised Statutes, the Bylaws, and the indemnity agreements.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit

5	Opinion of Greenberg Traurig, LLP*

10.5(e)	2012 Incentive Compensation Plan, as amended and restated*

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5)

23.2	Consent of Semple, Marchal & Cooper, independent registered public accounting firm*

24	Power of Attorney (included in the Signatures section of this Registration Statement)

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Frisco, state of Texas, on December 30, 2013.

QUEST RESOURCE HOLDING CORPORATION

By:	/s/ Brian S. Dick
Brian S. Dick
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Brian S. Dick and Laurie L. Latham and each of them, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Position	Date

/s/ Brian S. Dick	President, Chief Executive Officer,	December 30, 2013
Brian S. Dick	and Director (Principal Executive Officer)

/s/ Laurie L. Latham	Chief Financial Officer	December 30, 2013
Laurie L. Latham	(Principal Financial and Accounting Officer)

/s/ Mitchell A. Saltz	Chairman of the Board	December 30, 2013
Mitchell A. Saltz

/s/ Colton R. Melby	Vice Chairman of the Board	December 30, 2013
Colton R. Melby

/s/ T. Jeffery Cheney, Jr.	Director	December 30, 2013
T. Jeffery Cheney, Jr.

/s/ Jeffrey D. Forte	Director	December 30, 2013
Jeffrey D. Forte

/s/ Michael F. Golden	Director	December 30, 2013
Michael F. Golden

/s/ Ronald L. Miller	Director	December 30, 2013
Ronald L. Miller

/s/ Barry M. Monheit	Director	December 30, 2013
Barry M. Monheit

/s/ I. Marie Wadecki	Director	December 30, 2013
I. Marie Wadecki

EXHIBIT INDEX

Exhibit Number	Exhibit

5	Opinion of Greenberg Traurig, LLP*

10.5(e)	2012 Incentive Compensation Plan, as amended and restated*

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5)

23.2	Consent of Semple, Marchal & Cooper, independent registered public accounting firm*

24	Power of Attorney (included in the Signatures section of this Registration Statement)

*	Filed herewith.